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CONTACTS:
     Susan G. Gaffney                                   Veronica L. Rosa
     Investor Relations                                 Investor Relations
     610-408-7292                                       610-408-7196
     sgaffney@ikon.com                                  vrosa@ikon.com
     -----------------                                  --------------

              IKON OFFICE SOLUTIONS ANNOUNCES 4TH QUARTER RESULTS

   Company Focusing on Aggressive Program to Improve Cost-Competitiveness and
                                  Productivity

Sees Corrective Actions Leading to Improved Performance in Fiscal 1999 with EPS of $.65 to $.75


VALLEY FORGE, PENNSYLVANIA - NOVEMBER 4, 1998 - IKON Office Solutions (NYSE:
IKN) today reported financial results for the fourth quarter and fiscal year ended September 30, 1998.

IKON had a net loss of $46.2 million, or $.38 per share in the fourth quarter before transformation costs. This loss includes pretax charges of $40.4 million for expenses related to the closing of under-performing branches, executive severance packages, and the settlement of lawsuits. After transformation costs, the Company had a net loss of $61.7 million, or $.49 per share.

For the fourth quarter of fiscal 1997, IKON had net earnings of $51.4 million, or $.35 per share, before transformation costs, and net earnings of $33.0 million, or $.21 per share, including transformation costs.

The Company's new management team initiated a program in the fourth quarter of 1998 to increase productivity and reduce costs. Although IKON is beginning to see a positive impact from this program and revenues continue to grow, results for the quarter were still affected by declining gross margins and certain under-performing operations. The Company is expanding and accelerating its aggressive program to cut costs and increase productivity. As a result, IKON expects its financial performance will begin to show improvement in fiscal 1999 and that it can achieve earnings per share in the range of $.65 to $.75 for the year.

For the 1998 fiscal year's fourth quarter, revenues increased to $1.43 billion from $1.39 billion a year ago, a 2.5% gain.

1998 FULL-YEAR RESULTS

For fiscal 1998, the Company had a net loss of $32.3 million or $.38 per share, before transformation costs. This loss includes pretax charges of $150 million. After transformation costs, the loss was $83.1 million, or $.76 per share. Revenues for fiscal 1998 increased to $5.6 billion from $5.1 billion in fiscal 1997, a 10% gain.
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COST-COMPETITIVENESS AND PRODUCTIVITY

"Although our revenues and customer base continued to grow, the Company obviously did not perform well in the fourth quarter because of the ongoing impact of problems that have hurt our profitability for some time now," stated James J. Forese, President and Chief Executive Officer of IKON. "Primarily, those factors are pressure on equipment margins due to discounting and operating inefficiencies, particularly in some under-performing regions of our business.

"We are seeing signs of improvement. We believe our efforts to stabilize gross margins, strengthen productivity and reduce costs are gradually having a positive effect. At the same time, 65% of sales in our Business Services operations, 90% of sales in our Document Services operations, excluding Management Services, and 55% of sales in our Technology Services operations generated strong returns, consistent with the Company's targets for the quarter. However, it is clear that we are by no means where we should be.

"When I became CEO this past summer, I stated that my management team and I would do whatever it takes to achieve much greater cost-competitiveness and productivity. Our goal is to be at least as efficient and profitable as any other company in our industry. Now, with one full quarter behind our new team, we know that we have to pursue this objective even more aggressively by immediately expanding our program to contain costs and improve productivity. Already we:

* Have eliminated 820 non-productive sales positions and 731 other positions in Business Services, North America from our second quarter peak in fiscal 1998;

* Are reducing the total IKON workforce, excluding production workers, by another 2,000 jobs, primarily though attrition;

* Have closed six under-performing field offices in Document Services in the fourth quarter;

* Plan to close a Technology Services company and additional Document Services offices in the first quarter of this fiscal year if evidence of improvement is not visible;

* Have merged six Business Services marketplaces to achieve greater economies of operation;

* Are changing sales compensation to tie it more closely to gross profit, rather than revenue;

*  Are realigning sales territories to generate higher volumes and margins;
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*  Are introducing a national sales training curriculum, to be sure that our entire sales force is targeting the right customers in the most promising markets with the appropriate mix of products; and

* Have hired PricewaterhouseCoopers to help identify ways of achieving a still higher level of efficiency over the next two years. This analysis will determine how we can deliver greater value more economically, gain greater vendor support and otherwise sharpen our performance. It will look closely at all aspects of the Company's cost structure and productivity. This is aimed at taking us to a level of capability that will, in fact, make us fully competitive with the most efficient players in our industry.

"These efforts will sustain the positive momentum from the initiatives we announced earlier, such as: restructuring our business districts nation-wide using IKON's successful Northeast district as a model; increasing our sales focus on fast-growing segments like high-end, digital and color products; creating integrated marketing on a nation-wide basis; and centralizing financial reporting.

"In taking all these actions, we are building on a secure foundation. IKON has a broad product line from the top vendors. We offer an unparalleled range of services key to office management. And we have an ongoing commitment to high-quality, personal service at the local level.

"Based on recent market research, we know that we have a strong franchise in our business regions and are valued for the highly personalized service we provide. The research shows that the quality of our people sharply distinguishes us from the competition. All this makes it clear that we have a solid business a business that can reach its potential through tough-minded management."

IKON Office Solutions (www.ikon.com) is one of the world's leading office technology companies, providing customers with total office solutions from copier and printing systems, computer networking to copy center management, technology training and electronic file conversion. With fiscal 1998 revenues of $5.6 billion, IKON has more than 1,100 locations in the U.S., Canada, Mexico, the United Kingdom, France, Germany and Denmark.

This news release includes information that may constitute forward-looking statements made pursuant to the safe harbor provisions of the federal securities laws. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information is subject to risk and uncertainties such as those relating to conducting activities in a competitive environment; delays, difficulties, management transitions and employment issues associated with consolidation of business operations; managing the integration of acquired companies; risks and uncertainties associated with implementation of a preferred vendor program and general economic conditions. Therefore, actual results may differ materially from the forward-looking statements.

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